Exhibit 99

RPC, Inc. Announces Reduced Quarterly Cash Dividend

ATLANTA, April 24, 2019 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors reduced the quarterly cash dividend from $0.10 per share to $0.05 per share. The dividend will be payable June 10, 2019 to common stockholders of record at the close of business on May 10, 2019. In light of the uncertainty in the oilfield market, this reduced dividend strengthens our capital structure and enhances our ability to maintain a conservative balance sheet.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this press release, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net